Exhibit 99.1

CUSIP# 678046 10 3 AMEX BQI
NEWS RELEASE
FOR RELEASE: 9:00 am Eastern Time, November 14, 2007
Oilsands Quest appoints new auditors, announces board membership on committees
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announces the appointment of KPMG LLP, Chartered Accountants, as the company’s independent registered public accounting firm, effective November 13, 2007. The KPMG office in Calgary is the lead service provider to Oilsands Quest. Prior to the appointment of KPMG, the company’s auditor was Pannell Kerr Forster (registered with the Public Company Accounting Oversight Board as Smythe Ratcliffe) of Vancouver, British Columbia.
Oilsands Quest also announces the following membership on the company’s four committees by members of the Board of Directors, effective November 1, 2007:
T. Murray Wilson, Executive Chairman — Reserves & Resources
Thomas Milne — Audit (Chair), Compensation, Governance & Nominating
Ronald Phillips — Audit, Compensation (Chair)
John Read — Compensation, Reserves & Resources
Gordon Tallman — Audit, Governance & Nominating (Chair), Reserves & Resources
William Scott Thompson — Compensation, Reserves & Resources (Chair)
Pamela Wallin — Governance & Nominating, Reserves & Resources
T. Murray Wilson, Executive Chairman, Christopher H. Hopkins, President & Chief Executive Officer, and W. Scott Thompson are non-independent members of the Board of Directors.
About Oilsands Quest
Oilsands Quest Inc. is aggressively exploring Canada’s largest contiguous oil sands land holding by applying its technical expertise to develop multiple potential global-scale discoveries. The company (www.oilsandsquest.com) is the originator of Saskatchewan’s emerging oil sands industry.
Forward-looking information
Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking statements such as references to Oilsands Quest’s exploration, technical and development programs and future discoveries are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, exploration and technical risks inherent in the oil sands industry, regulatory and economic risks, and risks associated with the company’s ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest’s control, and no assurance can be given that the programs will be completed on time, on budget or at all. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhaustive. Readers should refer to Oilsands Quest’s current annual report on Form 10-KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties and details regarding the location and extent of Oilsands Quest’s land holdings.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com
Institutional investors, contact BarnesMcInerney Inc.
Toll Free 1-866-794-7288. Office 416-371-0510
Email oilsands@barnesmcinerney.com